CONTACT:	David S. Collins	Devin Sullivan
	Chief Financial Officer	Senior Vice President
	(630) 845-4500	The Equity Group Inc.
(212) 836-9608

FOR IMMEDIATE RELEASE

FUEL TECH REPORTS 2017 FIRST QUARTER FINANCIAL RESULTS

WARRENVILLE, Ill., May 11, 2017 - Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported financial results for the first quarter ("Q1") ended March 31, 2017.
“As expected, our results for Q1 2017 were impacted by many of the same issues that affected our performance in 2016,” said Vincent J. Arnone, President and CEO of Fuel Tech, Inc. “Although Q1 2017 revenues declined by $9.3 million from Q1 2016, our capital projects backlog has increased by $14.5 million from December 31, 2016 and we have announced $17.2 million in new orders thus far in 2017. Q1 2017 SG&A expenses declined by $2.0 million, or 28%, from Q1 2016. We have removed approximately $9.9 million of cost from our operations over the last two years, and in 2017 we expect an incremental reduction of approximately $5.0 million from full year 2016 SG&A levels. We have also continued to invest in technologies that we believe will help broaden our industry presence and define our future, all while maintaining a strong financial position.”
Mr. Arnone continued, “While we expect certain operational challenges to remain through Q2 2017, we continue to believe that our performance will improve during the second half of 2017.”
“At March 31, 2017, cash and equivalents were $16.2 million (including restricted cash of $6.0 million), or $0.69 per share, and we had zero long-term debt,” said Dave Collins, Fuel Tech’s Chief Financial Officer. “At March 31, 2017, working capital stood at $24.9 million, or $1.06 per share, and shareholders’ equity was

$41.0 million, or $1.75 per share. One of our goals for 2017 is to maintain our current working capital levels for the year while continuing to make selective investments in new technologies.”
Q1 2017 Results Overview
Consolidated revenues for Q1 2017 were $8.5 million as compared to $17.8 million in Q1 2016, reflecting slower business activity within our Air Pollution Control ("APC") technology segment.
Selling, general and administrative (SG&A) expenses for Q1 2017 declined 28.0% to $5.2 million, or 60.7% of revenues, from $7.2 million, or 40.2% of revenues, in Q1 2016. This decline reflects the Company’s successful ongoing cost reductions initiatives.
Operating loss for Q1 2017 was $2.5 million as compared to an operating loss of $2.6 million in Q1 2016. Net loss for Q1 2017 was $2.5 million, or $0.11 per diluted share, compared to a net loss of $2.6 million, or $0.11 per diluted share, in the same period last year.
APC segment revenues in Q1 2017 declined by 69.2% to $4.0 million from $13.0 million in Q1 2016. Although the challenging operating environment for coal-fired utility and industrial plants remains, the pace of U.S. bookings increased considerably during Q1 2017 as the Company announced new project awards covering multiple geographies and solutions with an aggregate value of $17.2 million. As a result, capital projects backlog in the APC segment rose to $22.5 million at March 31, 2017 from $8.0 million at December 31, 2016.
APC gross profit decreased to $1.5 million from $3.7 million in Q1 2016. Gross margin for Q1 2017 rose to 37.5% of segment revenues from 28.3% in Q1 2016, primarily due to a mix of lower margin projects nearing completion in 2016 and higher margin projects underway in 2017, as well as the effect of a $0.2 million customer change order.
FUEL CHEM segment revenues declined to $4.5 million during Q1 2017 from $4.8 million during Q1 2016. This segment will likely continue to be affected by a reduction in electricity demand from coal-fired combustion units and low natural gas prices, which leads to fuel switching, unscheduled outages, and combustion units operating at less than capacity. Further, the mild weather conditions in the U.S. during Q1 2017 resulted in soft demand. Gross margin during Q1 2017 was 49.5% compared to 49.2% in Q1 2016.
The Fuel Conversion segment generated an operating loss of $0.7 million in Q1 2017 and Q1 2016, reflecting the Company's continuing investment in developing this potential new business.
Research and development (“R&D”) expenses for Q1 2017 declined to $1.0 million from $1.2 million in Q1 2016. R&D spending is primarily related to ongoing projects associated with the Fuel Conversion development initiative.

Adjusted EBITDA loss for Q1 2017 was $(1.9) million as compared to Adjusted EBITDA of $(3.8) million for Q4 2016. Adjusted EBITDA loss for Q1 2016 was $(1.5) million.
Fuel Conversion Segment
The Company continues to advance its Fuel Conversion initiative, a potential new business that converts low-cost carbon-based feedstocks into high value engineered carbon products. Two plant build-out sites have been identified, and the Company is executing a variety of tasks to develop these locations to ultimately operate Fuel Conversion systems. As previously announced, the Company purchased and has had modified a major piece of production equipment that is a critical component in the Fuel Conversion process, with delivery and installation scheduled for Q2 2017. The environmental permitting processing is moving forward for one site location, and management’s internally projected timeframe for final permit issuance is Q2 2017. Fuel Tech has substantially defined initial product test quantities in collaboration with its expected initial customers, as well as possible longer-term requirements. Importantly, the Company continues to work with state economic development authorities and to solicit various other alternative sources of project financing, which will assist in the further development of this initiative.

Conference Call
Management will host a conference call on Friday, May 12, 2017 at 9:00 am ET to discuss the results and business activities.

Interested parties may participate in the call by dialing:

•	(877) 423-9820 (Domestic) or

•	(201) 493-6749 (International)

The conference call will also be accessible via the Upcoming Events section of the Company’s web site at www.ftek.com. Following management’s opening remarks, there will be a question and answer session. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to dsullivan@equityny.com. For those who cannot listen to the live broadcast, an online replay will be available at www.ftek.com.
About Fuel Tech
Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques and post-combustion NOx control approaches, including NOxOUT®, HERT™, and Advanced SNCR systems, ASCR® Advanced Selective Catalytic Reduction systems, and I-NOx® Integrated NOx Reduction Systems, which utilize various combinations of these systems, along with the ULTRA® process for safe ammonia generation. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 900 units worldwide.
Fuel Tech’s technologies for particulate control include Electrostatic Precipitator (ESP) products and services including complete turnkey capability for ESP retrofits, with experience on units up to 700 MW. Flue gas conditioning (FGC) systems include treatment using sulfur trioxide (SO3) and ammonia (NH3) based conditioning to improve the performance of ESPs by modifying the properties of fly ash particles. Fuel Tech’s particulate control technologies have been installed on more than 125 units worldwide.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility, boiler heat rate, and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and improving boiler operations. The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 units.
Fuel Tech also provides a range of services, including boiler tuning and selective catalytic reduction(SCR) optimization services. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications. Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$10,203	$11,826
Restricted cash	6,020	6,020
Marketable securities	11	9
Accounts receivable, net	15,363	18,790
Inventories, net	1,244	1,012
Prepaid expenses and other current assets	2,796	2,891
Income taxes receivable	72	87
Total current assets	35,709	40,635
Property and equipment, net	10,362	10,920
Goodwill	2,116	2,116
Other intangible assets, net	3,283	3,451
Other assets	684	666
Total assets	$52,154	$57,788
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	4,480	6,303
Accrued liabilities:
Employee compensation	1,170	1,390
Other accrued liabilities	5,169	6,357
Total current liabilities	10,819	14,050
Other liabilities	365	346
Total liabilities	11,184	14,396

Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 23,914,256 and 23,800,924 shares issued, and 23,533,883, and 23,446,035 shares outstanding, respectively	239	238
Additional paid-in capital	137,369	137,380
Accumulated deficit	(94,026)	(91,520)
Accumulated other comprehensive loss	(1,451)	(1,568)
Nil coupon perpetual loan notes	76	76
Treasury stock, 374,821 and 354,889 shares in 2017 and 2016, respectively, at cost	(1,237)	(1,214)
Total shareholders’ equity	40,970	43,392
Total liabilities and shareholders’ equity	$52,154	$57,788

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended March 31,
	2017	2016
Revenues	$8,491	$17,822
Costs and expenses:
Cost of sales	4,769	11,774
Selling, general and administrative	5,154	7,162
Restructuring charge	61	317
Research and development	1,014	1,158
	10,998	20,411
Operating loss	(2,507)	(2,589)
Interest income	3	10
Other expense	(2)	(263)
Loss before income taxes	(2,506)	(2,842)
Income tax benefit	—	205
Net loss	$(2,506)	$(2,637)
Net loss per common share:
Basic	$(0.11)	$(0.11)
Diluted	$(0.11)	$(0.11)
Weighted-average number of common shares outstanding:
Basic	23,472,000	23,184,000
Diluted	23,472,000	23,184,000

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2017	2016
Net loss	$(2,506)	$(2,637)
Other comprehensive income:
Foreign currency translation adjustments	116	429
Unrealized gains (losses) from marketable securities, net of tax	1	(3)
Total other comprehensive income	117	426
Comprehensive loss	$(2,389)	$(2,211)

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2017	2016
Operating Activities
Net loss	$(2,506)	$(2,637)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	405	486
Amortization	205	434
Loss on disposal of equipment	10	1
Provision for doubtful accounts, net of recoveries	—	(99)
Deferred income taxes	—	(99)
Stock-based compensation, net of forfeitures	(10)	461
Changes in operating assets and liabilities:
Accounts receivable	3,525	(3,331)
Inventories	(26)	219
Prepaid expenses, other current assets and other non-current assets	108	597
Accounts payable	(1,848)	(377)
Accrued liabilities and other non-current liabilities	(1,483)	(1,243)
Net cash used in operating activities	(1,620)	(5,588)
Investing Activities
Purchases of property, equipment and patents	(97)	(91)
Proceeds from the sale of equipment	—	1
Net cash used in investing activities	(97)	(90)
Financing Activities
Change in restricted cash	—	(7,020)
Taxes paid on behalf of equity award participants	(23)	(53)
Net cash used in financing activities	(23)	(7,073)
Effect of exchange rate fluctuations on cash	117	450
Net decrease in cash and cash equivalents	(1,623)	(12,301)
Cash and cash equivalents at beginning of period	11,826	21,684
Cash and cash equivalents at end of period	$10,203	$9,383

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

Three months ended March 31, 2017	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$4,002	$4,489	$—	$—	$8,491
Cost of sales	(2,500)	(2,269)	—	—	(4,769)
Gross margin	1,502	2,220	—	—	3,722
Selling, general and administrative	—	—	—	(5,154)	(5,154)
Restructuring charge	—	(61)	—	—	(61)
Research and development	—	—	(730)	(284)	(1,014)
Operating income (loss)	$1,502	$2,159	$(730)	$(5,438)	$(2,507)

Three months ended March 31, 2016	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$12,990	$4,832	$—	$—	$17,822
Cost of sales	(9,319)	(2,455)	—	—	(11,774)
Gross margin	3,671	2,377	—	—	6,048
Selling, general and administrative	—	—	—	(7,162)	(7,162)
Restructuring charge	(195)	(122)	—		(317)
Research and development	—	—	(687)	(471)	(1,158)
Operating income (loss)	$3,476	$2,255	$(687)	$(7,633)	$(2,589)

Note: Fuel Tech is an integrated company that segregates its financial results into three reportable segments. The Air Pollution Control technology segment includes technologies to reduce NOx emissions in flue gas from boilers, incinerators, furnaces and other stationary combustion sources. The FUEL CHEM®technology segment, which uses chemical processes in combination with advanced CFD and CKM boiler modeling, for the control of slagging, fouling, corrosion, opacity and other sulfur trioxide-related issues in furnaces and boilers through the addition of chemicals into the furnace using TIFI®Targeted In-Furnace Injection™ technology. The Fuel Conversion segment represents CARBONITE® fuel conversion process and technology, which can convert coals of various grades into value-added products that are high in energy content, carbon-rich and less pollutive. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)
Information concerning Fuel Tech’s operations by geographic area is provided below. Revenues are attributed to countries based on the location of the customer. Assets are those directly associated with operations of the geographic area.

	Three Months Ended March 31,
	2017	2016
Revenues:
United States	$6,734	$14,430
Foreign	1,757	3,392
	$8,491	$17,822

	March 31, 2017	December 31, 2016
Assets:
United States	$34,483	$37,684
Foreign	17,671	20,104
	$52,154	$57,788

FUEL TECH, INC.
RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2017	2016
Net loss	$(2,506)	$(2,637)
Interest income	(3)	(10)
Income tax benefit	—	(205)
Depreciation expense	405	486
Amortization expense	205	434
EBITDA	(1,899)	(1,932)
Stock compensation expense	(10)	461
ADJUSTED EBITDA	$(1,909)	$(1,471)

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the above financial table.